Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

of Moody’s Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Moody’s Corporation (a) of our report dated February 26, 2010, with respect to the consolidated balance sheets of Moody’s Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and stockholders’ deficit, for each of the years in the two-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Moody’s Corporation; and (b) of our report dated June 25, 2010, with respect to the statements of net assets available for plan benefits of the Profit Participation Plan of Moody’s Corporation as of December 31, 2009 and 2008, and related statement of changes in net assets available for plan benefits for the year ended December 31, 2009, and the related supplemental schedule H, Line 4i—schedule of assets (held at end of year) as of December 31, 2009 which appears in the December 31, 2009 annual report on Form 11-K of the Profit Participation Plan of Moody’s Corporation.

/s/ KPMG LLP

New York, New York

November 19, 2010